Exhibit (a)(4) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

Federated Adjustable Rate Securities Fund

Amendment #8

to the

Restated and Amended Declaration of Trust

dated May 19, 2000

This Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 of Article III and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as:

Federated Adjustable Rate Securities Fund

Institutional Shares

Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 16th day of May, 2019, to become effective on August 2, 2019.

WITNESS the due execution hereof this 16th day of May, 2019.

/s/ John T. Collins	/s/ Charles F. Mansfield, Jr.
John T. Collins	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ John B. Fisher	/s/ P. Jerome Richey
John B. Fisher	P. Jerome Richey

/s/ G. Thomas Hough	/s/ John S. Walsh
G. Thomas Hough	John S. Walsh

/s/ Maureen Lally-Green
Maureen Lally-Green